FOR IMMEDIATE RELEASE – May 15, 2013	Exhibit 99.1

Contact:
Randall C. Hall, SVP/CFO
919.313.3600
randall.hall@mfbonline.com

M&F Bancorp, Inc. Announces March 31, 2013 Results

DURHAM, N.C.--

M&F Bancorp, Inc. (OTCBB: MFBP), a bank holding company headquartered in Durham, NC, today announced results of operations for the three months ended March 31, 2013. Total assets as of March 31, 2013 decreased 8.95% or $26.5 million since December 31, 2012. The decrease is reflective of seasonal volatility with one of the Company’s largest depositors, which was the primary driver behind the decline in deposits from $250.9 million at December 31, 2012 to $226.7 million at March 31, 2013. Total loans outstanding as of March 31, 2013 of $179.6 million reflected an increase of $4.4 million since December 31, 2012.

Net income before preferred stock dividends and accretion for the three months ended March 31, 2013 was $10 thousand compared to $141 thousand for the three months ended March 31, 2012. The decrease was reflective of lower average earning assets and lower net interest margin during the three months ended March 31, 2013 compared to the comparable period in 2012. The decrease in net interest margin was partially offset by a reduction in non-interest expense of $92 thousand, primarily due to lower other real estate owned properties expenses. Net income (loss) available to common stockholders for the three month periods ended March 31, 2013 and 2012 were $(49) thousand and $82 thousand, respectively.

“We are continuing to experience significant pressure on our existing loan portfolio from competition both at the community bank and regional bank levels; however, we were pleased to experience growth in the loan portfolio during the final days preceding the close of the first quarter,” stated Ms. Kim D. Saunders, President and CEO. “We are continuing to lend to qualified borrowers throughout our markets in the Piedmont-Triad region, Charlotte, Durham, and Raleigh. We continue to work with borrowers who have experienced financial challenges from the severe and prolonged economic downturn and are beginning to experience the benefits of our labor.”

Interest income from loans decreased $138 thousand for the three months ended March 31, 2013 from the same period in 2012, attributable to the overall decrease in average loans outstanding and lower yields on loans. Net interest income of $2.5 million for the three months ended March 31, 2013 was $150 thousand less than the three months ended March 31, 2012 due to the decrease in loan and investments interest income. Non-interest income was $445 thousand for the three months ended March 31, 2013 compared to $526 thousand for the comparable three months in 2012. Service charge income was down $33 thousand partially off-set by an increase in rental income of $6 thousand during the three months ended March 31, 2013. During the three months ended March 31, 2012, the Company realized gains of $54 thousand from the sales of investment securities compared to none during the comparable period in 2013. Other non-interest expenses decreased by $92 thousand primarily due to a reduction in other real estate owned expenses of $66 thousand and FDIC deposit insurance expense of 33 thousand. The decreases in these categories were partially offset by increases in other categories such as occupancy expense and professional fees.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of M&F Bancorp, Inc. (the “Company”) and M&F Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Company and M&F Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like "expect," "anticipate," "estimate" and "believe," variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. Neither the Company nor M&F Bank undertakes an obligation to update any forward-looking statements. Additional information is detailed in the Company's filings with the Securities and Exchange Commission, and is available at www.sec.gov.

Source: M&F Bancorp, Inc.